                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            VALLEY FORGE CORPORATION

                                       AT

                              $19.00 NET PER SHARE

                                       BY

                             KCI ACQUISITION CORP.
                      A DIRECT WHOLLY-OWNED SUBSIDIARY OF

                              KEY COMPONENTS, LLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
         CITY TIME, ON JANUARY 15, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (AS DEFINED HEREIN) AND NOT WITHDRAWN AT LEAST 90% OF THE OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $.50 PER SHARE ("SHARES"), OF VALLEY FORGE CORPORATION (THE "COMPANY"), (ii) THE SG COWEN COMMITMENT LETTER (AS DEFINED HEREIN) NOT HAVING BEEN TERMINATED AND THE CONDITIONS TO BORROWING THEREUNDER HAVING BEEN SATISFIED OR WAIVED AND (iii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14-"CERTAIN CONDITIONS TO THE PARENT'S AND OFFEROR'S OBLIGATIONS," WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

    THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 2, 1998, BY AND AMONG KEY COMPONENTS, LLC (THE "PARENT"), KCI ACQUISITION CORP. (THE "OFFEROR") AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    IN THE EVENT THE MINIMUM CONDITION (AS DEFINED HEREIN) IS NOT SATISFIED, THE PARENT, OFFEROR AND COMPANY ARE REQUIRED TO PROCEED WITH A LONG-FORM MERGER AT THE SAME PRICE PER SHARE AS THE OFFER PRICE (AS DEFINED HEREIN). SEE SECTION 12-"PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY." PURSUANT TO STOCKHOLDER AGREEMENTS WITH THE OFFEROR, SIX STOCKHOLDERS, WHO BENEFICIALLY OWN APPROXIMATELY 53% OF THE OUTSTANDING SHARES, HAVE AGREED TO TENDER THEIR SHARES INTO THE OFFER AND HAVE APPOINTED NOMINEES OF THE OFFEROR TO VOTE THEIR SHARES IN CONNECTION WITH A LONG-FORM MERGER AT A SPECIAL MEETING OF THE STOCKHOLDERS OF THE COMPANY, IF CALLED.

                                   IMPORTANT

    Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions contained in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in Section 3-"Procedure for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3-"Procedure for Tendering Shares."

    Questions and requests for assistance or additional copies of this Offer to Purchase, Letter of Transmittal or any other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

                                     [LOGO]

December 9, 1998

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                 -----------
INTRODUCTION...................................................................................................           3
 1.        Terms of the Offer..................................................................................           5
 2.        Acceptance for Payment and Payment for Shares.......................................................           6
 3.        Procedure for Tendering Shares......................................................................           7
 4.        Withdrawal Rights...................................................................................          10
 5.        Certain United States Federal Income Tax Considerations.............................................          11
 6.        Price Range of Shares; Dividends....................................................................          12
 7.        Certain Effects of the Transaction on the Market for Shares, AMEX Listing and Exchange Act
               Registration....................................................................................          12
 8.        Certain Information Concerning the Company..........................................................          13
 9.        Certain Information Concerning Key Components, Inc., the Parent and the Offeror.....................          16
10.        Sources and Amount of Funds.........................................................................          18
11.        Background of the Offer; Past Contacts, Transactions or Negotiations with the Company...............          19
12.        Purpose of the Offer and the Merger; Plans for the Company..........................................          20
13.        The Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter.................          22
14.        Certain Conditions to the Parent's and Offeror's Obligations........................................          33
15.        Certain Legal Matters...............................................................................          34
16.        Fees and Expenses...................................................................................          36
17.        Miscellaneous.......................................................................................          36
           Schedule I--Directors and Executive Officers of Key Components, Inc., the Parent and the Offeror....          38

To the Holders of Common Stock,
par value $.50 per share, of Valley Forge Corporation:

                                  INTRODUCTION

    KCI Acquisition Corp., a Delaware corporation (the "Offeror") and a direct wholly-owned subsidiary of Key Components, LLC, a Delaware limited liability company (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.50 per share (the "Common Stock" or the "Shares"), of Valley Forge Corporation, a Delaware corporation (the "Company"), at a purchase price of $19.00 per Share net to the seller in cash (such price, or such other price per Share as may be paid in the Offer (as defined below), referred to herein as the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Tendering holders of record of Shares who tender directly will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether it charges any service fees. The Offeror will pay all charges and expenses of SG Cowen Securities Corporation, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), SunTrust Bank, Atlanta (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") in connection with the Offer. See Section 16-"Fees and Expenses."

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW) AND THE MERGER AGREEMENT (AS DEFINED BELOW), HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (AS DEFINED BELOW) AND NOT WITHDRAWN AT LEAST 90% OF THE OUTSTANDING SHARES (THE "MINIMUM CONDITION") AND (II) THE SG COWEN COMMITMENT LETTER NOT HAVING BEEN TERMINATED AND THE CONDITIONS TO BORROWING THEREUNDER HAVING BEEN SATISFIED OR WAIVED. THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF OTHER TERMS AND CONDITIONS. SEE SECTION 14-"CERTAIN CONDITIONS TO THE PARENT'S AND OFFEROR'S OBLIGATIONS."

    CIBC Oppenheimer Corp. ("CIBC"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion dated December 2, 1998 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $19.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than the Parent and its affiliates) was fair, from a financial point of view, to such holders. A copy of such opinion is contained in the Company's Statement on
Schedule 14D-9 which is being distributed to the Company's stockholders.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 2, 1998 (the "Merger Agreement"), by and among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant short-form merger provisions of the Delaware General Corporation Law, as amended (the "Delaware GCL"), the Offeror will be merged with and into the Company (the "Short-Form Merger"). See Section 12-"Purpose of the Offer and the Merger; Plans for the Company." Following consummation of the Merger (as defined below), the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a direct wholly-owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share (other than Shares held by the Parent, the Offeror, or their respective affiliates, or in the treasury of the Company, which shall be canceled, and Shares held by any stockholders who have properly exercised appraisal rights under Delaware law), will be converted into the right to receive the Offer Price, without interest thereon, upon surrender of the certificates formerly representing such Shares. See Section 5-"Certain United States Federal Income Tax Considerations" for a description of certain tax consequences of the Offer and the Merger. Societe Generale ("SG") has committed, subject to conditions set forth therein, to provide a credit facility of up to $90 million, to fund the obligations of the Parent and the Offeror, pursuant to a letter, dated December 2, 1998, from SG Cowen Securities Corporation ("SG Cowen") and SG to the Offeror (the "SG Cowen Commitment Letter"). See Section 13-"The Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter." In addition, Key Components, Inc., a New York corporation of which the Parent is a wholly-owned subsidiary, has committed to make capital contributions to the Parent of up to $5 million, in order to fund the obligations of the Parent and Offeror. See Section 13-"The Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter."

    The Offeror has entered into six Stockholder Agreements, each dated as of December 2, 1998 (the "Stockholder Agreements"), with the stockholders identified therein (each, a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 2,186,161 Shares, representing approximately 53% of the outstanding Shares (the "Stockholders' Shares") pursuant to which the Stockholders have, among other things, agreed to tender into the Offer all of the Stockholders' Shares and not withdraw any of the Stockholders' Shares prior to the expiration of the Offer or termination of the Merger Agreement. In addition, each Stockholder has agreed to appoint the Offeror or any nominee of the Offeror as such Stockholder's proxy to vote such Stockholder's Shares at a special meeting of the stockholders of the Company on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement, including a Long-Form Merger (as defined below). The tender by the Stockholders of the Stockholders' Shares alone will not cause the Minimum Condition to be satisfied. In the event the Minimum Condition is not satisfied, the parties are required under the Merger Agreement to proceed with a Long-Form Merger at the same price per Share as the Offer Price. The Delaware GCL and the Company's Certificate of Incorporation, require that any merger other than a Short-Form Merger be approved by the affirmative vote of the stockholders of the Company (a "Long-Form Merger;" the term "Merger," as used herein, refers to the Short-Form Merger or Long-Form Merger, as applicable). The Stockholders' Shares are sufficient to approve a Long-Form Merger. A Long-Form Merger would require a longer period of time to effect than a Short-Form Merger under the Delaware GCL. See Section 12-"Purpose of the Offer and the Merger; Plans for the Company." The Stockholder Agreements terminate upon the first to occur of (i) the closing of the transactions contemplated by the Merger Agreement or (ii) the valid termination of the Merger Agreement. See Section 13-"The Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter."

    The Company has advised the Offeror that as of December 2, 1998, there were 4,138,889 Shares issued and outstanding. The Company has further advised the Offeror that as of December 2, 1998, the Company has (i) 353,750 shares of capital stock reserved for future issuance pursuant to outstanding options to purchase any shares of capital stock, (ii) 319,500 shares of capital stock reserved for future issuance in respect of future grants of stock options, (iii) 7,519 shares of capital stock held in treasury. Pursuant to the Merger Agreement, the Company will use reasonable efforts to cancel all outstanding options in exchange for payment prior to the Effective Time of the excess of the Offer Price over the exercise price of such options. As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares. If the Offeror acquires at least 3,725,001 Shares in the Offer (including the 2,186,161 Shares subject to the Stockholder Agreements), the Minimum Condition will be satisfied. In the event that the Offer is successful and the Offeror acquires 90% or more of the Shares (as provided above), the Parent would be able to effectuate the Merger by appropriate resolutions of the Board of Directors of the Offeror without any meeting or action by the stockholders of the Company, which resolutions have already been approved.

    The Offeror has been advised by the Company that, to the best of the Company's knowledge, all of the Company's directors and executive officers currently intend to tender all Shares owned by them pursuant to the Offer.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4-"Withdrawal Rights." The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, January 15, 1999, unless and until the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

    If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE SG COWEN COMMITMENT LETTER NOT HAVING BEEN TERMINATED AND THE CONDITIONS TO BORROWING THEREUNDER HAVING BEEN SATISFIED OR WAIVED. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND THE PARENT IF CERTAIN EVENTS OCCUR. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14-"CERTAIN CONDITIONS TO THE PARENT'S AND OFFEROR'S OBLIGATIONS." The Offeror expressly reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), and subject to the limitations set forth in the Merger Agreement and described below, to waive any condition (other than the Minimum Condition) to the Offer prior to the Expiration Date. If the Minimum Condition or any of the other conditions set forth in Section 14-"Certain Conditions to the Parent's and Offeror's Obligations" have not been satisfied, by 12:00 Midnight, New York City time, then on January 15, 1999 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission and the modification or waiver of the terms of the SG Cowen Commitment Letter and the Merger Agreement, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

    Pursuant to the Merger Agreement, without the prior written consent of the Company, the Offeror may not (i) decrease or change the form of the consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions to the Offer, (iv) change the conditions to the Offer, except that Parent or Offeror in their sole discretion may waive any of the conditions to the Offer other than the Minimum Condition which may not be waived without the Company's prior written consent, or (v) make any other change in the terms or conditions of the Offer that is materially adverse to the holders of Shares. Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all the conditions of the Offer set forth Section 14-"Certain Conditions to the Parent's and Offeror's Obligations" to the Merger Agreement as of the Expiration Date, the Offeror will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date, PROVIDED that, Offeror (i) shall extend the Offer if at the scheduled expiration date of the Offer any of the conditions set forth in
Section 14-"Certain Conditions to the Parent's and Offeror's Obligations" shall not be satisfied or waived, PROVIDED the extension shall be no longer than reasonably necessary to satisfy such condition, (ii) shall extend the Offer for any period required by any rule, regulation, interpretation, or position of the Commission or the staff thereof applicable to the Offer, and (iii) may extend the Offer up to the tenth business day beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence.

    The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE OFFEROR EXERCISES ITS RIGHT TO EXTEND THE OFFER. There can be no assurance that the Offeror will exercise its rights to extend the Offer.

    Any extension of the period during which the Offer is open, delay in acceptance for payment or termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-l(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release through Business Wire and making any appropriate filing with the Commission.

    If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    The Company has provided the Offeror its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4-"Withdrawal Rights" promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-l(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 14-"Certain Conditions to the Parent's and Offeror's Obligations." SG has agreed to fund the obligations of the Parent and the Offeror under the Merger Agreement in accordance with, and subject to, the terms of the SG Cowen Commitment Letter. See Section 13-"The Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter." Subject to compliance with Rule 14e-l(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1-"Terms of the Offer" and Section 15-"Certain Legal Matters." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3-"Procedure for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1-"Terms of the Offer," the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4-"Withdrawal Rights" below and as otherwise required by Rule 14e-l(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3.  PROCEDURE FOR TENDERING SHARES.

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and any other required documents, must, in any case, be transmitted to and received by the Depositary at the address set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

    DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the American Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or the Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR PURSUANT TO THE MERGER, EACH STOCKHOLDER MUST EITHER PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR ESTABLISH SOME OTHER EXEMPTION TO BACKUP WITHHOLDING. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL AND SECTION 5-"CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and whose determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 2, 1998). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 2, 1998) and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4-"Withdrawal Rights," tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after February 6, 1999. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4-"Withdrawal Rights," subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

    For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders, if different from the name of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3-"Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and whose determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3-"Procedure for Tendering Shares."

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

    The following is a summary of certain United States federal income tax considerations of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between (i) the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and
(ii) the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Assuming that Shares are held as a capital asset, such gain or loss will be a capital gain or loss. Any such capital gain will be a long-term capital gain taxable to a non-corporate holder at a maximum rate of 20% if the holder's Shares have been held for more than 12 months on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger) and a short-term capital gain taxable to a non-corporate holder at a maximum rate of 39.6% if the Shares have been held for one year or less on the date of sale (or the Effective Time of the Merger).

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's United States federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3-"Procedure for Tendering Shares." Similarly, holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and traded on the American Stock Exchange ("AMEX") under the symbol "VF." The following table sets forth for the periods indicated the high and low sales prices and dividends per Share as reported in the Company's Forms 10-K for the fiscal years ended December 31, 1996 and December 31, 1997, the Company's Form 10-Q for the third quarter ended September 30, 1998 and by AMEX:

                                                                                       HIGH        LOW       DIVIDENDS
                                                                                     ---------  ---------  -------------
Year Ended December 31, 1996:
  Fourth Quarter...................................................................  $   9.250  $   8.500    $     .05
Year Ended December 31, 1997:
  First Quarter....................................................................     11.250      8.583          .05
  Second Quarter...................................................................     12.750     10.083          .05
  Third Quarter....................................................................     16.333     11.667          .05
  Fourth Quarter...................................................................     15.938     12.563          .05
Year Ended December 31, 1998:
  First Quarter....................................................................     15.750     13.125          .05
  Second Quarter...................................................................     15.875     14.250          .05
  Third Quarter....................................................................     13.500     11.500          .05
  Fourth Quarter (through 11/30/98)................................................     13.500     11.250          .05

    On December 2, 1998, the last full trading day prior to the public announcement of the Company's execution of the Merger Agreement and the last full trading day prior to the announcement of the Offer, the closing price per Share as reported on AMEX was $12.75.

7. CERTAIN EFFECTS OF THE TRANSACTION ON THE MARKET FOR SHARES, AMEX LISTING AND EXCHANGE ACT REGISTRATION.

    It is currently anticipated that as soon as practicable after the purchase of at least 90% of the Shares, the Offeror will be merged with and into the Company with the result that the Company will become a wholly-owned subsidiary of the Parent, and all Shares not purchased in the Offer will be converted into a right to receive cash, subject to appraisal rights. In the event the Offer is amended and the Offeror purchases less than 90% of the Shares, then the purchase of such Shares by the Offeror will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of December 3, 1998, there were approximately 450 stockholders of record of the Shares.

    MARKET FOR SHARES. Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on AMEX, which generally requires that an issuer have at least 700,000 publicly held shares with a market value of one million dollars held by at least 300 stockholders holding round lots and have an aggregate market value of shares publicly held of at least one million dollars. Shares held directly or indirectly by an officer or director of the Company or controlling shareholder or other family or concentrated holdings ordinarily will not be considered as being publicly held for this purpose.

    In the event the Common Stock no longer meets the requirements for inclusion on AMEX, quotations might still be available from other sources. The extent of the public market for such Shares and availability of such quotations would, however, depend upon the remaining number of holders of such Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act, and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the consummation of the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such information or documents are untrue, neither the Offeror, the Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or the Parent.

    The Company is a Delaware corporation with its principal executive offices located at 100 Smith Ranch Road, Suite 326, San Rafael, California 94903. The Company operates through ten subsidiaries organized under the Recreational Marine Products ("Recreational Group") and Industrial Products ("Industrial Group") groups. The majority of the Company's products are specialized in electrical connections and switching, as well as power conversion, control and monitoring. The Recreational Group is engaged in the manufacture and distribution of products primarily for marine applications. The Industrial Group serves a variety of industrial markets for which it manufactures and distributes a range of products. The Company's operating subsidiaries in the Industrial Group (and their respective operating offices) are (i) Gits Manufacturing Co. (Creston, Iowa), (ii) Turner Electric Corp. (Fairview Heights,

Illinois), and (iii) Multiplex Technology, Inc. (Brea, California) (of which 68% is owned by the Company). The Company's operating subsidiaries in the Recreational Group (and their respective operating offices) are (i) Marine Industries Co. (Napa, California), (ii) Heart Interface Corp. (Kent, Washington), (iii) Cruising Equipment Co. (Seattle, Washington), (iv) Force 10 Marine, Ltd. (Richmond, British Columbia), (v) Glendinning Marine Products, Inc. (Conway, South Carolina), (vi) The Guest Company, Inc. (Meriden, Connecticut) (of which 93% is owned by the Company) and (vii) Mastervolt B.V. (Amsterdam, The Netherlands) (of which 47% is owned by the Company).

    Set forth below is certain summary consolidated financial data with respect to the Company excerpted from the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1998. More comprehensive financial information is included in the reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the reports and other documents and all the financial information (including any related notes) contained in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                              NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                           -------------------------------  ----------------------
                                                             1995       1996       1997       1997        1998
                                                           ---------  ---------  ---------  ---------  -----------
                                                                                                 (UNAUDITED)
Revenues.................................................  $  75,128  $  81,063  $  93,252  $  69,398   $  82,084
Costs of goods sold......................................     45,639     49,086     55,703     41,237      49,618
                                                           ---------  ---------  ---------  ---------  -----------
Gross profit.............................................     29,489     31,977     37,549     28,161      32,466
Selling and administrative expenses......................     22,750     24,953     28,685     21,328      24,279
                                                           ---------  ---------  ---------  ---------  -----------
Operating Income.........................................      6,739      7,024      8,864      6,833       8,187
Other income (expense):
Interest expense.........................................     (1,205)    (1,234)    (1,182)      (910)       (852)
Other, net...............................................         51        410        269        182         271
                                                           ---------  ---------  ---------  ---------  -----------
Income Before Income Taxes and Minority Interests........      5,585      6,200      7,951      6,105       7,606
Income taxes.............................................      2,111      2,363      3,107      2,412       2,890
Minority interests.......................................        108        207         11         11         142
                                                           ---------  ---------  ---------  ---------  -----------
Net Income...............................................  $   3,366  $   3,630  $   4,833  $   3,682   $   4,574
                                                           ---------  ---------  ---------  ---------  -----------
                                                           ---------  ---------  ---------  ---------  -----------
Basic earnings per Share.................................  $     .84  $     .91  $    1.20  $     .92   $    1.11
Diluted earnings per Share...............................  $     .82  $     .88  $    1.15  $     .88   $    1.08
Basic weighted average Shares outstanding................      3,993      4,002      4,031      4,024       4,108
Diluted weighted average Shares outstanding..............      4,098      4,121      4,209      4,197       4,252

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           AS OF DECEMBER 31,
                                                                          --------------------        AS OF
                                                                            1996       1997     SEPTEMBER 30, 1998
                                                                          ---------  ---------  ------------------
                                                                                                   (UNAUDITED)
Accounts receivable, less allowance of $255 in 1997 and $257 in 1996....  $  11,288  $  13,935      $   13,851
Inventories, less allowance of $806 in 1997 and $734 in 1996............     17,102     19,121          23,547
Other current assets....................................................      1,623      2,258           2,506
                                                                          ---------  ---------         -------
      Total current assets..............................................     30,013     35,314          39,904
Property, plant and equipment, net......................................      9,652     10,683          11,491
Goodwill, net of accumulated amortization of $6,016 in 1997 and $5,181
  in 1996...............................................................     12,601     11,762          11,098
Investment in and advances to affiliate.................................      2,721      3,054           3,268
Working Capital.........................................................     20,849     20,456          25,126
Other assets............................................................      1,362      1,137           1,213
                                                                          ---------  ---------         -------
      Total Assets......................................................  $  56,349  $  61,950      $   66,974
                                                                          ---------  ---------         -------
                                                                          ---------  ---------         -------
Loans and notes payable.................................................  $     830  $   1,065      $    2,995
Current portion of long-term debt.......................................      1,433      4,385           1,221
Accounts payable and accrued expenses...................................      6,901      9,408          10,562
                                                                          ---------  ---------         -------
      Total current liabilities.........................................      9,164     14,858          14,778
Long-term debt..........................................................     12,667      8,268           8,846
Deferred income taxes...................................................        806        815             889
                                                                          ---------  ---------         -------
      Total liabilities.................................................     22,637     23,941          24,513
                                                                          ---------  ---------         -------
Minority interests......................................................      1,486      1,375           1,440
                                                                          ---------  ---------         -------
Common stock, $.50 par value, authorized 5,000,000 shares, issued
  4,145,358 shares in 1997 and 1996.....................................      2,073      2,073          --
Capital in excess of par value..........................................      7,775      7,892          --
Cumulative foreign currency translation adjustment......................       (167)      (385)         --
Retained earnings.......................................................     23,465     27,651          --
Less treasury stock, at cost, 83,269 shares in 1997 and 144,832 shares
  in 1996...............................................................       (920)      (597)         --
                                                                          ---------  ---------         -------
Stockholders' equity....................................................     32,226     36,634          41,021
                                                                          ---------  ---------         -------
      Total Liabilities and Stockholders' equity........................  $  56,349  $  61,950      $   66,974
                                                                          ---------  ---------         -------
                                                                          ---------  ---------         -------

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements, certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington D.C. 20006.

9. CERTAIN INFORMATION CONCERNING KEY COMPONENTS, INC., THE PARENT AND THE OFFEROR.

    The Offeror is a Delaware corporation which was formed as an acquisition vehicle in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and will be merged with and into the Company pursuant to the Merger. The Offeror is a wholly owned subsidiary of the Parent, which is a wholly owned subsidiary of Key Components, Inc., a New York corporation ("KCI"). The Parent is a holding company formed by KCI solely for the purpose of holding shares of capital stock of indirect subsidiaries of KCI.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of KCI, the Parent and the Offeror are set forth in Schedule I hereto.

    Set forth below is certain summary consolidated financial data with respect to KCI and its subsidiaries which has been derived from the audited consolidated financial statements of KCI which were filed by KCI with the Commission as a part of its registration statement on Form S-4 dated July 8, 1998 Registration No. 333-58675, as well as on its Form 10-Q for the fiscal quarter ended September 30, 1998, both of which are incorporated by reference. More comprehensive financial information is included in such Registration Statement, reports and other documents filed by KCI with the Commission and the following summary is qualified in its entirety by reference to the reports and other documents and all the financial information (including any related notes) contained in such Registration Statement and quarterly report on Form 10-Q. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth above.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1995       1996       1997      1997(A)     1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales..................................................  $  13,185  $  13,449  $  27,318  $  17,451  $  47,444
Cost of goods sold (b).....................................      7,356      8,361     15,798      9,586     29,927
Gross profit...............................................      5,829      5,088     11,520      7,865     17,517
Selling, general, and administrative expenses (b)..........      3,457      4,641      6,405      4,013      8,030
                                                             ---------  ---------  ---------  ---------  ---------
Income from operations.....................................      2,372        447      5,115      3,852      9,487
Other income (expense).....................................         26          5         31         48        276
Interest expense...........................................       (427)      (254)    (3,007)    (1,682)    (5,460)
                                                             ---------  ---------  ---------  ---------  ---------
Income before taxes, extraordinary charge and change in
  accounting principle.....................................      1,971        198      2,139      2,218      4,303
Provision for income taxes (c).............................        724         21        889        828         26
Extraordinary charge--early repayment of debt..............     --         --         --         --          4,616
Cumulative effect of change in accounting principle (d)....     --           (313)    --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $   1,247  $     490  $   1,250  $   1,390  $    (339)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA (AS OF THE END OF PERIOD):
Cash.......................................................  $     821  $     331  $   1,440  $   1,418  $  12,671
Working capital............................................      4,738      4,702     10,681      6,749     23,507
Total assets...............................................     10,709     11,454     79,757     53,973     93,774
Long term debt (including current maturities)..............      3,608      3,428     66,855     42,848     81,401
Stockholders' equity.......................................      6,483      6,974      8,848      9,103      5,331
EARNINGS (LOSS) PER SHARE:
  Basic earnings (loss) per share:
    Income before extraordinary charge.....................  $  12,475  $   4,903  $  12,503  $  13,902  $  42,263
    Extraordinary charge...................................     --         --         --         --        (45,616)
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $  12,475  $   4,903  $  12,503  $  13,902  $  (3,353)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
  Diluted earnings (loss) per share:
    Income before extraordinary charge.....................  $  12,475  $   4,903  $  11,471  $  12,956  $  39,275
    Extraordinary charge...................................     --         --         --         --        (42,391)
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $  12,475  $   4,903  $  11,471  $  12,956  $  (3,116)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Excess cost of assets acquired over book value.............  $   1,026  $     776  $  47,404  $  31,297  $  46,137

    (a) For the fiscal years ended December 31, 1995 and December 31, 1996, the financial data set forth above represents the results and balance sheet data of B.W. Elliott Manufacturing Co., Inc., the predecessor of KCI ("Elliott"), only. KCI acquired Hudson Lock, Inc. ("Hudson") on May 15, 1997 and ESP Lock Products, Inc. ("ESP") on December 10, 1997. The financial data set forth above with respect to the fiscal year ended December 31, 1997 and for the nine months ended September 30, 1998 includes the results of Hudson and ESP from their respective acquisition dates.

    (b) For the fiscal year ended December 31, 1996, cost of goods sold includes a provision for inventory obsolescence of $431 and selling, general and administrative expenses include a nonrecurring business relocation charge of $786.

    (c) KCI elected to be treated as an S corporation under the Internal Revenue Code effective May 31, 1997. As an S corporation, the shareholders are personally liable for most taxes on the income of the KCI. Accordingly, subsequent to May 31, 1997 the provision for income taxes includes only those taxes applicable to certain states. Due to the change in tax status, the 1997 tax provision includes a charge of $469 representing the write-off of net deferred tax assets.

    (d) Effective January 1, 1996, Elliott changed the composition of costs included in inventory. Accordingly, Elliott recorded an adjustment to inventory cost at January 1, 1997 as the cumulative effect of a change in accounting principle. Had KCI applied this new accounting principle in the year ended December 31, 1995, income before income taxes and net income would not have been materially affected.

    Except as provided in the Merger Agreement and the Stockholder Agreements and as otherwise described in this Offer to Purchase, none of KCI, the Parent or the Offeror, or, to the best knowledge of the Parent and the Offeror, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of KCI, the Parent or the Offeror, or, to the best knowledge of the Parent and the Offeror, any of the persons listed on Schedule I hereto, has had, since January 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission applicable to this Offer to Purchase. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between KCI, the Parent or the Offeror or any of their respective subsidiaries, or, to the best knowledge of the Parent and the Offeror, any of the persons listed on Schedule I hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither the Parent nor the Offeror, nor, to the best knowledge of the Parent and the Offeror, any of the persons listed on Schedule I hereto, beneficially owns any Shares or has effected any transactions in the Shares during the past 60 days.

10. SOURCES AND AMOUNT OF FUNDS.

    The total amount of funds required by the Offeror and the Parent to consummate the Offer and the Merger is estimated to be approximately $82.1 million, which amount excludes related fees and expenses. The Offeror intends to obtain the required funds from a combination of capital contributions from Parent and loans from SG pursuant to the terms of the SG Cowen Commitment Letter. In addition, the Parent will receive capital contributions from KCI. KCI will make such contributions using funds obtained from its shareholders. See
Section 13-"The Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter."

    It is currently anticipated that funds borrowed will be repaid from internally generated funds of the Parent and its subsidiaries or the Company. The Parent may, however, employ alternative methods for refinancing such borrowings, including, without limitation, debt or equity financing, depending on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

    On August 6, 1998, at the direction of the Company, CIBC contacted Millbrook Capital Management, Inc. ("Millbrook") to discuss whether Millbrook's manufacturing platform, KCI, would be interested in pursuing a business combination with the Company. Following Millbrook's review of certain public information as to the Company's business and financials, Millbrook requested receipt of additional business and financial information relating to the Company.

    On August 11, 1998, Millbrook, on behalf of KCI, entered into a confidentiality agreement with the Company (the "Confidentiality Agreement") pursuant to which certain non-public information concerning the Company would be made available to Millbrook and its affiliates and representatives on a confidential basis.

    On August 25, 1998, the President and Vice President of the Parent and KCI met with the Company's President and representatives of CIBC to discuss the business and prospects of the Company and its operating subsidiaries.

    On September 18, 1998, Millbrook, on behalf of KCI, sent a letter to CIBC, on behalf of the Company, indicating its initial interest in pursuing a merger transaction with the Company. Such interest was contingent upon, among other things, the completion of satisfactory financial and legal due diligence.

    On October 6 and 7, 1998, KCI and its accountants visited the Company's headquarters in San Rafael, California to review certain financial and operating data of the Company.

    On October 8, 1998, senior members of the management team of Millbrook, the Parent and KCI ("Senior Management"), together with SG Cowen conducted a site visit of Marine Industries Co. ("Marinco") and discussed Marinco's business and prospects with Marinco's senior management. Following the site visit, Senior Management and SG Cowen, KCI's senior financing arranger, and KCI's accountants attended a presentation hosted by the Company with senior members of several of its operating subsidiaries.

    Between October 9, 1998 and October 21, 1998, Senior Management conducted site visits of several other operating subsidiaries of the Company, including Heart Interface Corp., Cruising Equipment, Turner Electric Corporation, Gits Manufacturing and The Guest Company Inc., and met with senior members of such subsidiaries' management to discuss the businesses and prospects of the subsidiaries.

    On October 15, 1998, the Company sent KCI a letter setting forth procedures to be followed in submitting a proposal for a transaction with the Company and a draft Merger Agreement.

    On November 9, 1998, KCI submitted a written proposal for the purchase of all outstanding Shares for a cash purchase price of $18.50 per Share, together with proposed changes to the Company's draft Merger Agreement. On November 10, 1998, KCI submitted to the Company documentation evidencing a financing commitment of SG. Over the next two weeks, the parties held a series of telephone conferences at which various business, financial and legal issues were discussed and negotiated, including the Company's request that KCI increase the price offered and reduce the termination fee contemplated by the KCI proposal. On November 16, 1998, KCI submitted a revised proposal increasing the price per Share to $19.00 in cash, together with certain additional modifications to the Merger Agreement. From November 16, 1998 through December 1, 1998, the parties continued to negotiate the terms of the Merger Agreement.

    Late in the day on December 2, 1998, the Merger Agreement and the Stockholder Agreements were executed. Prior to the opening of trading on the morning of December 3, 1998, the Company and KCI issued a joint press release announcing the proposed Offer and Merger.

    On December 9, 1998, the Parent and the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    The purpose of the Offer, the Merger, the Merger Agreement and the Stockholder Agreements is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, the Merger Agreement and the Stockholder Agreements are intended to increase the likelihood that the Merger will be effected as promptly as practicable. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby.

    In the event that the Offer is successful and the Offeror acquires 90% or more of the Shares, under the short-form merger provisions of the Delaware GCL, the Parent will be able to effectuate the Short-Form Merger by appropriate resolutions of the Board of Directors of the Offeror without any meeting or action by the stockholders of the Company. Under the Delaware GCL and the Certificate of Incorporation of the Company, a Long-Form Merger must be approved by the Board of Directors of the Company and the affirmative vote of the holders of a majority of the Shares outstanding. The Company has agreed (if required by applicable law to consummate the Merger) to take all action necessary to convene a meeting of its stockholders as soon as reasonably practicable following the consummation of the Offer for the purpose of considering and taking action upon the Merger Agreement. Approval of a Long-Form Merger is assured pursuant to the terms of the Stockholder Agreements. See Section 13-"The Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter."

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. After the Offer is completed, the Offeror anticipates that the Shares will cease to be listed or traded on the AMEX. However, if the Merger is consummated, either through a Short-Form Merger or Long-Form Merger, stockholders of the Company have certain rights under the Delaware GCL to dissent and/or demand appraisal of, and payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware GCL ("Section 262"), as provided below, will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The court in such case also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment of exception of the merger." The fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger.

    The Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. The Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including CIBC's opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

    NOTIFICATION. In the event the Offer is successful and the Short-Form Merger is effected, either the Company before the Effective Date or the Surviving Corporation within ten days thereafter, is required to notify each stockholder entitled to appraisal rights of the approval of the Merger and that appraisal rights are available. Within 20 days after the mailing of such notice, any stockholder that did not tender his shares in the Offer may demand in writing from the Surviving Corporation the appraisal of such stockholders' Shares. In the event of a Long-Form Merger, the Company shall, not less than 20 days prior to the meeting of the stockholders called in order to vote on the Merger, notify each stockholder of record that appraisal rights are available.

    PERFECTION OF APPRAISAL RIGHTS. As set forth in Section 262, before the vote of the stockholders is taken on the Long-Form Merger, a stockholder seeking to exercise his appraisal rights must deliver to the Company a written notice of intention to demand that he be paid the fair value of such stockholder's Shares if the Long-Form Merger is effected. Neither the tendering of Shares in the Offer, nor a vote against the Merger, is sufficient to satisfy the requirement of delivering a written notice to the Company. In addition, the stockholder must not effect any change in the beneficial ownership of such stockholder's Shares from the date of filing the notice with the Company through the consummation of the Long-Form Merger, and Shares for which payment of fair value is sought must not be voted in favor of the Long-Form Merger, and the stockholder must not consent in writing to and must vote against, or abstain from voting in favor of, the Long-Form Merger. Failure of a stockholder to comply with any of the foregoing will result in the forfeiture of any right to payment of fair value for such stockholder's Shares.

    THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE GCL.

    Once appraisal rights become available, an objecting stockholder will cease to have any rights as a stockholder with respect to the Shares except the right to receive payment of the fair value thereof. The stockholder's rights will be restored only upon the withdrawal, with the consent of the Company, of the demand for payment, no filing of a petition for appraisal within the time required, a determination of the court that the stockholder is not entitled to an appraisal, or the abandonment or rescission of the transaction to which the stockholder objected.

    The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' appraisal rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Delaware GCL.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted.

    Except as indicated in this Offer to Purchase, the Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company or any material changes in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business. However, the Parent has been and will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. The Parent intends to seek additional information about the Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with the Parent's business. It is expected that the business and the operations of the Company would form an important part of the Parent's future business plans in the United States.

13. THE MERGER AGREEMENT, THE STOCKHOLDER AGREEMENTS, AND THE SG COWEN COMMITMENT LETTER.

    The following is a summary of certain material provisions of the Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter, copies of which are filed with the Commission as exhibits to the Offeror's and Parent's
Schedule 14D-1. These summaries do not purport to be complete and are qualified in their entirety by reference to the respective texts of the Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement.

    THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides for the commencement of the Offer not later than the fifth business day from the public announcement of the execution of the Merger Agreement. The Merger Agreement also provides that the Offer shall be subject solely to the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which satisfies the Minimum Condition and to the other conditions set forth in
Section 14-"Certain Conditions to the Parent's and Offeror's Obligations." Pursuant to the Merger Agreement, the Offeror may (i) decrease or change the form of the consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer, (iii) impose additional conditions to the Offer, (iv) change the conditions to the Offer, except that Parent or Offeror in their sole discretion may waive any of the conditions to the Offer other than the Minimum Condition which may not be waived without the Company's prior written consent, or (v) make any other change in the terms or conditions of the Offer that is materially adverse to the holders of Shares. Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all the conditions of the Offer set forth in Section 14-"Certain Conditions to the Parent's and Offeror's Obligations" as of any expiration date of the Offer, the Parent and/or the Offeror will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after such expiration date of the Offer; PROVIDED that, Offeror (i) shall extend the Offer if at the scheduled expiration date of the Offer any of the conditions set forth in
Section 14-"Certain Conditions to the Parent's and Offeror's Obligations" shall not be satisfied or waived, PROVIDED the extension shall be no longer than reasonably necessary to satisfy such condition, (ii) shall extend the Offer for any period required by any rule, regulation, interpretation, or position of the Commission or the staff thereof applicable to the Offer, and (iii) may extend the Offer up to the tenth business day beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence.

    COMPANY ACTIONS. Pursuant to the Merger Agreement, the Company has agreed that, upon commencement of the Offer, it shall file or cause to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors.

    THE MERGER. The Merger Agreement provides that at the Effective Time, the Offeror shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

    Pursuant to the Merger Agreement, at the Effective Time, the Certificate of Incorporation and the By-Laws of the Company, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation. The Merger Agreement also provides that the directors of Offeror immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and the officers of the Offeror immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation as applicable.

    CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties to the Merger Agreement or the holders of any shares of capital stock of the Company or Offeror; (a) each Share that is issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to clause (b) below and any Dissenting Shares) shall be converted into and represent the right to receive $19.00 in cash, or any higher price paid per Share in the Offer (the "Per Share Merger Consideration"). All such Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate that immediately prior to the Effective Time evidenced any such Shares (other than Shares to be canceled pursuant to clause (b) below and any Dissenting Shares) shall thereafter represent the right to receive (without interest), upon surrender of such certificate in accordance with the provisions of Section 2.8 of the Merger Agreement, the Per Share Merger Consideration multiplied by the number of Shares evidenced by such certificate (the "Merger Consideration"). The holders of certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such Shares), except as otherwise provided herein or by law; (b) all Shares that immediately prior to the Effective Time are owned by Parent, Offeror or their respective affiliates or held by the Company in its treasury shall be canceled and extinguished and shall cease to exist and no consideration shall be delivered with respect thereto; and (c) each share of capital stock of Offeror issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Offeror, including, but not limited to, representations and warranties as to organization and qualification, capitalization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under those acts), absence of certain changes, absence of litigation, employee benefit matters, environmental matters, intellectual property and, tax matters.

    The Offeror and the Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties as to organization and qualification, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals and financing. In addition, the Parent and Offeror have represented that neither has any actual knowledge of any facts or circumstances that could reasonably be expected to result in any condition set forth in the SG Cowen Commitment Letter not being satisfied. See Section 13-"The Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter."

    COVENANTS RELATING TO THE CONDUCT OF BUSINESS. The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, the Company shall, and shall cause its subsidiaries to, conduct their respective businesses in all material respects only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to keep available the services of their present key officers and employees and preserve intact the Company's business organization and relationships with those persons having business dealings with them, and except as otherwise required by applicable law or as set forth in Section 5.1 of the Company Disclosure Schedule to the Merger Agreement, the Company shall not, and shall cause each of its subsidiaries not to, without the prior consent of Parent (which shall not be unreasonably withheld):

    (a) amend its Certificate of Incorporation or By-Laws or comparable organizational documents;

    (b) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of its capital stock (other than regular quarterly dividends of $0.05 per share payable at such times, and in respect of holders of Shares on such record dates, as are consistent with historical practice and other than dividends by a wholly owned subsidiary of the Company to its parent), and not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its subsidiaries' capital stock (excluding, however, redemptions or purchases of shares of the capital stock of the Company's subsidiaries pursuant to contractual commitments entered into before the date of this Agreement);

    (c) issue, grant, sell or pledge or agree to or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, the capital stock of the Company or any of its subsidiaries other than the grant of Stock Options in the ordinary course of business under current employee benefit plan arrangements and other than Shares issuable upon the exercise of Stock Options;

    (d) acquire, sell, transfer, lease or encumber any material assets except in the ordinary course of business and consistent with past practice; or incur or modify any material indebtedness or other material liability, other than in the ordinary and usual course of business and consistent with past practice;

    (e) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization;

    (f) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its executive officers or directors, other than in the ordinary course of business;

    (g) except in the ordinary course of business or pursuant to obligations imposed by collective bargaining agreements, increase the compensation payable or to become payable to its executive officers or employees, enter into any contract with or other binding commitment to any of its directors, executive officers, or other employees, with respect to any such increase (other than pursuant to a Company Benefit Plan or policy or agreement existing as of the date hereof), or enter into any severance agreement with any of its employees other than executive officers and directors, and the Company shall not establish, adopt, enter into, or make any new grants or awards under or amend, any Company Benefit Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Company Benefit Plan as of the date hereof;

    (h) settle or compromise any material claims or litigation or, except in the ordinary course of business consistent with past practice, enter into any material contract or agreement, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

    (i) take any action, other than in the ordinary course of business, with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by law or generally accepted accounting principles;

    (j) make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; and

    (k) (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person, except in the ordinary course of business and consistent with past practice; or (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company) other than in the ordinary course of business and consistent with past practice; provided, that the Company shall not make any loans, advances or capital contributions to, or investments in, Mastervolt International B.V. and its subsidiaries or M.V. Investments, a Dutch partnership, except for a capital contribution to M.V. Investments not to exceed 250,000 Dutch guilders.

    (l) cause a material change in investment policy or a material change in investment vehicles related to the assets in any pension plan, other than actions taken in the ordinary course of business or that are consistent with or required by its fiduciary duties;

    (m) authorize or enter into an agreement to do any of the foregoing.

    CONFIDENTIALITY. Pursuant to the Merger Agreement, from the date thereof until the Effective Time, upon reasonable prior notice to the Company, the Company shall (and shall cause each of its subsidiaries to) give Parent and its authorized representatives full access during normal business hours to its executive officers, properties, books and records, provided, that Parent and its authorized representatives shall not unreasonably interfere in the business and operations of the Company and its subsidiaries, and furnish Parent and its authorized representative with such financial and operating data and other information concerning the business and properties of the Company as Parent may from time to time reasonably request. In addition, the Merger Agreement provides that Parent and Offeror will hold and treat, and will cause their respective affiliates, agents and other representatives to hold and treat, all documents and information concerning the Company furnished to Parent, Offeror or their respective representatives in connection with the transactions contemplated by the Merger Agreement confidential in accordance with the Confidentiality Agreement dated August 11, 1998, between the Company (or its representative) and Millbrook Capital Management Inc., which Confidentiality Agreement (i) Parent and Offeror have adopted and agreed to be bound by and (ii) shall remain in full force and effect in accordance with its terms.

    ACQUISITION PROPOSALS. Except as contemplated by the Merger Agreement, the Company shall not (and shall use reasonable efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it not to) initiate, solicit or encourage, directly or indirectly, or knowingly take any action to facilitate, the making of, or engage in any negotiations or discussions concerning, any proposal or offer to acquire all or any significant part of the business and properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition Proposal"), or provide any non-public information concerning the Company to any third party in connection with an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. In the event the Company receives an Acquisition Proposal, it shall, subject to any confidentiality obligations imposed upon the Company in connection with such Acquisition Proposal, promptly (and in any event within 24 hours) inform Parent as to the receipt thereof. Notwithstanding the foregoing, nothing shall prohibit the Company from (a) furnishing information to, participating in discussions and negotiations directly or through its representatives or entering into an agreement relating to an Acquisition Proposal with any third party (including parties with whom the Company or its representatives have had discussions on any basis on or prior to the date hereof) who makes an unsolicited proposal or offer to the Company or makes an unsolicited request for non-public information about the Company (pursuant to appropriate confidentiality agreements), which proposal, offer or request did not result from a breach of the first sentence of this paragraph, if the Company's Board of Directors determines in good faith, after receiving advice from its financial advisors and independent legal counsel at a meeting of the Company's Board of Directors, that such action is required for the Company's Board of Directors to comply with its fiduciary duties under applicable law, (b) taking and disclosing to its stockholders any position, and making related filings with the Commission, as required by Rules 14e-2 and 14d-9 under the Exchange Act with respect to any tender offer or (c) taking any action and making any disclosure which the Company's Board of Directors determines, after receiving advice from its financial advisors and independent legal counsel at a meeting of the Company's Board of Directors, is required to be taken or made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors), provided that at least 48 hours prior to the entry into or announcement of an intention to enter into a definitive agreement with respect to an Acquisition Proposal, the Company shall have provided written notice to Parent advising Parent of its intention to enter into a definitive agreement with respect to an Acquisition Proposal and specifying the material terms and conditions of such Acquisition Proposal.

    INDEMNIFICATION. The Merger Agreement provides that (i) from the Effective Time through the later of the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any Covered Claim (defined below), Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present and former officer, director, employee or agent of the Company, including, without limitation, each person controlling any of the foregoing persons (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation ("Claim"), whether civil, criminal, administrative or investigative, arising out of or pertaining to (A) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (B) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time ("Covered Claims"), to the fullest extent permitted under applicable law and the Certificate of Incorporation or By-Laws of the Company or under indemnification agreements in effect on the date thereof, including without limitation provisions relating to advancement of expenses incurred in the defense of any Claim, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Without limiting the foregoing, in the event that any Covered Claim is brought against any Indemnified Party (whether arising before or after the Effective Time), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Parent shall, or shall cause the Surviving Corporation to, advance the fees and expenses of such counsel for the Indemnified Party in accordance with the Certificate of Incorporation or By-Laws of the Company in effect on the date of the Merger Agreement. In addition, the Merger Agreement provides that Parent shall keep in effect, or shall cause the Surviving Corporation to keep in effect provisions in its Limited Liability Company Agreement (in the case of the Parent) or Certificate of Incorporation and By-Laws (in the case of the Surviving Corporation) providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted by law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

    CONDITIONS PRECEDENT. The Merger Agreement provides that if the Offer is consummated the respective obligations of the Parent, the Offeror and the Company to effect the Merger shall be subject to the satisfaction of, at or before the Effective Time, each of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

    (a) Parent will have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer;

    (b) No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order that is in effect and that prohibits, enjoins or otherwise restrains the consummation of the Merger; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted; and

    (c) No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all material foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated thereby shall have been obtained and shall be in effect at the Effective Time.

    If Section 1.4 of the Merger Agreement shall have become applicable (requiring Stockholder approval of the Merger), the obligations of the Parent and Offeror to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

       (i) The Merger Agreement shall have been adopted, and the Merger shall have been approved, by a vote of the holders of a majority of the outstanding Shares as required by the Delaware GCL and the Company's Certificate of Incorporation and By-Laws.

       (ii) (x) There shall not be pending (or have been entered any order or injunction in) any action or proceeding brought by any federal or state governmental, regulatory or administrative agency, authority or commission having jurisdiction, (y) there shall not have been instituted or be pending any action or proceeding (other than actions or proceedings which do not have any basis in fact or reasonable likelihood of success on the merits) in, and no order or injunction shall have been entered in any action or proceeding before, any court or arbitrator having jurisdiction, and (z) there shall not have been enacted, promulgated, entered, enforced or deemed applicable to the Company or to the Merger any statute, rule, regulation, judgment, or administrative interpretation, in each case which has or is reasonably likely to have the effect of (A) making illegal or otherwise restraining or prohibiting the Merger; (B) prohibiting or materially limiting the ownership or operation by Parent, Offeror or their respective affiliates of any material portion of the business or assets of the Company or compelling Parent or Offeror to dispose of or hold separate all or any material portion of the business or assets of the Company, in each case as a result of the transactions contemplated by the Merger Agreement; (C) imposing material limitations on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of the Surviving Corporation; or (D) preventing Parent or any of its affiliates from acquiring, or requiring divestiture by Parent or any of its affiliates of, any shares of the Surviving Corporation; or

       (iii) The Company shall not have breached or failed to comply with any of its obligations under the Merger Agreement (which breach, if curable, has not been cured within thirty (30) days following receipt of written notice thereof by Parent specifying in reasonable detail the basis of such alleged breach), and without giving effect to any limitation based on "materiality" or "material adverse effect," the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct when made and (except for representations and warranties made as of a particular date which need only be true and correct as of such date) shall be true and correct as of the Effective Time as though made on and as of such date, except in each case (A) for changes specifically permitted or contemplated by the Merger Agreement or (B) where the failure of any such representations and warranties to be true and correct, or the failure of performance of or compliance with such obligations would not have a material adverse effect on the Company; or

       (iv) No stock options issued by the Company will be exercisable after the Effective Time;

       (v) The SG Cowen Commitment Letter shall not have been terminated by SG and all of the Conditions to Effectiveness and to Initial Borrowing set forth in the Term Sheet accompanying the SG Cowen Commitment Letter and set forth in Section 13-"The Merger Agreement, the Stockholders Agreement and the SG Cowen Commitment Letter" shall be satisfied or waived.

    TERMINATION. Section 7.1 of the Merger Agreement provides that it may be terminated and the Merger contemplated thereunder may be abandoned at any time (notwithstanding approval of the Merger by the stockholders of the Company, if required by applicable provisions of the Delaware GCL), prior to the Effective
Time:

    (a) by mutual written consent of the Company and Parent;

    (b) by the Company, Parent or Offeror, (i) if the consummation of the Offer shall not have occurred on or before 60 days from the date of the Merger Agreement, unless the Offer has been terminated and the parties are required to proceed with the Merger in accordance with Section 1.4 of the Merger Agreement (requiring Stockholder approval of the Merger), or (ii) if the consummation of the Merger shall not have occurred on or before 150 days from the date of the termination of the Offer in accordance with
       Section 1.4 of the Merger Agreement; provided, that the right to terminate the Merger Agreement under this clause (b) shall not be available to any party whose misrepresentation in the Merger Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Offer or the Merger to be consummated on or before such date;

    (c) by the Company, Parent or Offeror, if (i) any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by the Merger Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided, that the party seeking to terminate the Merger Agreement pursuant to this clause
       (c) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or (ii) any statute, rule, regulation or executive order is promulgated or enacted by any federal or state governmental authority after the date of the Merger Agreement which prohibits the consummation of the Offer or the Merger shall be in effect;

    (d) by the Company, if (i) Offeror fails to commence the Offer as provided in Section 1.1 of the Merger Agreement, (ii) the Offer expires or is terminated without a number of Shares being purchased thereunder that constitutes at least 90% of the issued and outstanding Shares, unless the parties are required to proceed with the Merger as provided in Section
       1.4 of the Merger Agreement (requiring Stockholder approval of the Merger), or (iii) Parent fails to purchase validly tendered Shares in violation of the terms and conditions of the Offer or the Merger Agreement, unless in any such case such termination or expiration has been caused by or resulted from the failure of the Company to perform in any material respect any of its covenants and agreements contained in the Merger Agreement;

    (e) by Parent or Offeror, if (i) due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Section 14-"Certain Conditions to the Parent's and Offeror's Obligations," Parent, the Offeror, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; or (ii) the Offer is terminated or expires as a result of the failure of a condition specified in Section 14-"Certain Conditions to the Parent's and Offeror's Obligations" hereto or on the expiration of the Offer without the purchase of any Shares thereunder, unless the parties are required to proceed with the Merger as provided in Section 1.4 of the Merger Agreement (requiring Stockholder approval of the Merger, or unless in either case such termination or expiration has been caused by or resulted from the failure of Parent or Offeror to perform in any material respect any of its covenants and agreements contained in the Merger Agreement;

    (f) by Parent or Offeror, if the Company's Board of Directors withdraws or modifies in a manner adverse to Parent or Offeror its favorable recommendation of the Offer or the Merger (other than due to a breach by Parent or Offeror) or shall have approved or recommended any Acquisition Proposal or entered into, or announced an intention of entering into, an agreement in principle (or similar agreement) or definitive agreement in respect of an Acquisition Proposal with a party other than Parent or any of its affiliates or the Board of Directors of the Company resolves to do any of the foregoing; or there occurs the condition described in paragraph (b) of Section 14-"Certain Conditions to the Parent's and Offeror's Obligations;" or

    (g) by the Company, if (i) the Company's Board of Directors shall withdraw, modify, or change its approval or recommendation of the Offer or the Merger or shall have resolved to do any of the foregoing pursuant to
       Section 5.7 of the Merger Agreement or (ii) any Person or group of Persons shall have made an Acquisition Proposal the acceptance of which the Company's Board of Directors determines, after receiving at a meeting of the Board of Directors advice from its financial advisors and independent legal counsel, is required to comply with its fiduciary duties under applicable law, provided, that the right to terminate the Merger Agreement pursuant hereto shall not be available to the Company unless (x) the Company has complied in all material respects with its obligations in this clause and (y) immediately after such termination, the Company enters into a definitive agreement to effect the Acquisition Proposal referred to herein and complies with its obligations with respect to the payment of certain fees under Section 7.3(b) of the Merger Agreement;

    (h) by the Company, if Parent or Offeror shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions to Closing set forth in clauses (a) through (c) above and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 30 days after giving of written notice to Parent of such breach or (y) the expiration of the Offer (if applicable);

    (i) by Parent or Offeror, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions to Closing set forth in clauses (a) through (c) above and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 30 days after giving of written notice to the Company of such breach or (y) the expiration of the Offer (if applicable); and

    (j) by Parent, Offeror or the Company, if the SG Cowen Commitment Letter shall have been terminated by SG or any of the Conditions to Effectiveness and to Initial Borrowing set forth in the Term Sheet accompanying The SG Cowen Commitment Letter shall fail to be satisfied or waived. See "The SG Cowen Commitment Letter" below.

    EFFECT OF TERMINATION; TERMINATION FEE. The Merger Agreement provides that in the event of the termination of the Merger Agreement, pursuant to Section 7.1 thereof, the Merger Agreement forthwith shall become void and of no further force or effect, and no party thereto (or any of its affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except in any such case (a) as provided in Sections 5.2(b) (Confidentiality), 5.6 (Public Announcements), and 7.3 (Fees and Expenses) thereof, which Sections shall survive any such termination and (b) to the extent such termination results from the breach by such party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement. In addition, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense; provided, that if the Merger Agreement is terminated pursuant to Section 7.1 thereof as a result of the willful and material misrepresentation by a party or the willful and material breach by a party of any of its covenants or arrangements set forth herein, such party shall pay the costs and expenses incurred by the other party in connection with the Merger Agreement. Notwithstanding the foregoing, provided that neither Parent nor Offeror shall be in material breach of their respective obligations under the Merger Agreement, if the Company terminates the Merger Agreement pursuant to Section 7.1(g) thereof or Parent terminates the Merger Agreement pursuant to Section 7.1(f) thereof, then the Company shall pay to Parent a fee of $3,500,000 plus out-of-pocket expenses not to exceed $1,000,000.

    THE STOCKHOLDER AGREEMENTS

    AGREEMENT TO TENDER. The Offeror has entered into six Stockholder Agreements, each dated as of December 2, 1998, with the Stockholders identified therein (each, a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 2,186,161 Shares representing approximately 53% of the outstanding Shares on a fully diluted basis (the "Stockholders' Shares") pursuant to which the Stockholders have agreed to tender into the Offer all of the Stockholders' Shares and not withdraw any of the Stockholders' Shares prior to the expiration of the Offer or termination of the Merger Agreement.

    NO DISPOSITION OF STOCKHOLDERS' SHARES AND NO ACQUISITION OF SHARES. In the Stockholder Agreements, each Stockholder severally agreed that, except as contemplated by the Stockholder Agreements, such Stockholder will not (a) sell, pledge or otherwise dispose of any Shares, (b) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy with respect thereto, or (c) enter into any contract, option or other arrangement or undertaking with respect to the director indirect sale, assignment, transfer or other disposition of any of the Shares.

    VOTING AGREEMENT. During and for the term of the Stockholder Agreements, each Stockholder has appointed the Offeror, or any nominee of the Offeror, with full power of substitution, as each such Stockholder's true and lawful attorney and proxy, for and in such Stockholders' name, place and stead, to vote each of the Stockholder's Shares as such Stockholder's proxy, at the special meeting of the Stockholders of the Company (including the right to sign the Stockholder's name (as a stockholder) to any consent, certificate or other document relating to the Company that the Delaware GCL may permit or require) (a) in favor of the adoption of the Merger Agreement and approval of the Transaction contemplated thereby, (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at such special meeting of the Company, and (c) against any acquisition proposal or any other action or agreement that would result in a breach of any covenant, representation or warranty or another obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Parent's or Offeror's obligations under the Merger Agreement not being fulfilled.

    TERMINATION. The Stockholder Agreements will terminate on the first to occur of (a) the closing of the transactions contemplated by the Merger Agreement, or (b) the valid termination of the Merger Agreement.

    SG COWEN COMMITMENT LETTER

    Pursuant to the SG Cowen Commitment Letter, the Parent intends to enter into a new credit facility (the "SG Credit Facility") with Societe Generale, as administrative agent ("SG" or the "Agent") for a group of financial institutions (the "Lenders").

    GENERAL. The SG Credit Facility will provide for borrowings in an aggregate principal amount of $90,000,000 at any one time outstanding, and SG Cowen has agreed, subject to certain conditions, to use its best efforts to obtain commitments for an additional $10 million from other banks and financial institutions, comprised of up to (i) $30.0 million under a revolving credit facility, subject to increase to $40 million to the extent such additional commitments are obtained (the "Revolving Credit Facility") and (ii) $60.0 million under two separate term loan facilities (collectively the "Term Loans"). Borrowings under the SG Credit Facility may only be used to acquire all of the capital stock of the Company and for general corporate purposes of the Parent.

    INTEREST. For purposes of calculating interest, at the election of the Borrower, the Loans will be either Base Rate Loans or LIBOR Loans. Base Rate Loans under the Revolving Credit Facility and one of the Term Loans will bear interest at the Agent's base rate plus 2 1/4% and LIBOR Loans under such loans will bear interest at the Agent's LIBOR (Reserve Adjusted) plus 3 1/4%. Base Rate Loans under the Second Term Loan will bear interest at the Agent's Base Rate plus 2 3/4% and LIBOR Loans under the Second Term Loan will bear interest at the Agent's LIBOR (Reserve Adjusted) plus 3 3/4%. The foregoing interest rates will be subject to step downs based upon the provisions of the SG Credit Facility.

    AVAILABILITY AND REPAYMENT. Subject to the provisions of the SG Credit Facility, the Parent may, from time to time, borrow, repay and reborrow under the Revolving Credit Facility, amounts based on specified percentages of outstanding accounts receivable, cash equivalents and inventory. Subject to the provisions of the SG Credit Facility, borrowings under the Term Loans may be made up to the full amount available thereunder, subject to satisfaction of certain financial and non-financial conditions to the satisfaction of the Lenders. Availability under the Term Loans will be permanently reduced by any amounts borrowed under the Term Loans, and amounts repaid under the Term Loans may not be reborrowed. Subject to certain exceptions, the SG Credit Facility will require mandatory prepayments in certain circumstances, including 75% of Excess Cash Flow (to be defined in the SG Credit Facility), 100% of net cash proceeds from certain asset sales, and proceeds from certain issuances of capital stock and certain issuances of additional indebtedness. Such prepayments will first be applied to repay outstanding Term Loans and then to Revolving Loans.

    SECURITY. Borrowings under the SG Credit Facility will be secured, for the ratable benefit of the Lenders, by a first priority perfected security interest in (a) all of the capital stock of the Guarantors (as defined below) owned directly or indirectly by the Parent, (b) all current and hereinafter acquired tangible and intangible assets of the Parent and the Guarantors (as defined below) and interests in property of the Parent, Guarantors (as defined below) and the Parent's and Company's other direct and indirect subsidiaries.

    GUARANTEES. The terms of the SG Credit Facility will require that the Parent's payment obligations be jointly and severally guaranteed by both the Parent's and the Company's future direct and indirect subsidiaries, excluding Key Components Finance Corp. (collectively, the "Guarantors").

    COVENANTS. The SG Credit Facility will contain financial covenants pursuant to which the Company and its direct and indirect subsidiaries will be required, on a consolidated basis, to maintain (i) a Minimum Fixed Charge Coverage Ratio (to be defined in the SG Credit Facility); (ii) a Minimum Interest Coverage Ratio (to be defined in the SG Credit Facility) and (iii) a Maximum Funded Debt to EBITDA Ratio (to be defined in the SG Credit Facility). In addition, the SG Credit Facility will contain covenants customarily found in facilities of this type pertaining to the management and operation of the Parent and its subsidiaries. These covenants will include, among others, requirements that each of the Parent and its subsidiaries (i) preserve its corporate existence and not amend its charter or bylaws; (ii) maintain adequate insurance coverage; (iii) maintain its properties; (iv) not enter into new lines of business; and (v) comply with applicable laws and regulations, including those related to tax, employee, pension and environmental matters; and a requirement that Parent shall cause the Merger to occur promptly after the closing of such facilities.

    The SG Credit Facility will subject the Parent and its subsidiaries to significant limitations on indebtedness, guarantees, capital expenditures, liens or encumbrances, mergers, consolidations, divestitures, acquisitions, investments, capital contributions, joint ventures, partnerships, creation of new subsidiaries, changes of business, loans and advances, dividends and other stock payments, repurchases or redemptions of equity, asset sales or transfers, leases, voluntary prepayments or repurchases or redemptions of debt, transactions with affiliates and management fees.

    EVENTS OF DEFAULT. The SG Credit Facility will provide for events of default customarily found in facilities of this type, including: (i) non-payment of principal or interest or fees when due; (ii) inaccuracy of any representation or warranty in any material respect; (iii) failure to perform or observe covenants after any applicable grace period; (iv) cross-defaults to other material indebtedness; (v) bankruptcy or insolvency defaults; (vi) material judgment defaults; (vii) change of ownership or control; (viii) "ERISA" defaults; and (ix) impairment of security.

    The effectiveness of the SG Credit Facility and the initial borrowings thereunder will be subject to conditions precedent that are usual for facilities and transactions of this type, and to such additional conditions precedent as may be required by the Lenders, including but not limited to:

(1) The Parent or the Offeror shall have acquired no less than 90% of the capital stock of the Company (the "Acquisition") for an aggregate consideration not to exceed the sum of (x) $88,500,000 plus (y) the aggregate amount of cash proceeds received by the Parent from the issuance of additional common equity to finance the Acquisition; and the Merger Agreement shall have been duly approved by the boards of directors of the Offeror and the Company. In addition, the Agent shall be satisfied that the funds available to the Parent (including the proceeds of the Term Loans) will be sufficient to consummate the Acquisition.

(2) All indebtedness of the Company and it subsidiaries shall have been paid in full and any liens securing any such indebtedness shall have been terminated of record.

(3) The form and substance of the Merger Agreement shall be reasonably satisfactory to the Agent. All conditions to the Merger set forth in the Merger Agreement shall have been satisfied, and certain representations regarding environmental matters shall be true and correct.

(4) The Acquisition and the Merger shall have been made in compliance with all applicable laws, statutes, rules and regulations.

(5) There shall be no governmental or judicial action, actual or threatened, that is reasonably likely to restrain, prevent or impose burdensome conditions on the Acquisition or the Merger, or that would cause a material adverse change on the Parent, any of the Guarantors, the Company or any of the Company's subsidiaries.

(6) The lease arrangement relating to the facilities of the Company located at 2655 Corporate Drive, Napa, California, shall have been modified to provide for the payment of rent thereunder on terms comparable to those existing prior to the Merger.

(7) The Agent shall have received a certificate from the Chief Financial Officers of the Parent and all Guarantors, satisfactory in all respects to the Lenders, to the effect that, after giving effect to the Acquisition, the Merger and the making of the Term Loans, the Parent and the Guarantors (taken as a whole) will not be insolvent, will not be rendered insolvent and will not have insufficient capital with which to engage in their businesses or will have incurred debts within its ability to pay such debts as they mature.

(8) There shall not have occurred or become known any material adverse condition affecting, or any material adverse change with respect to, the condition (financial or otherwise), operations, business, assets or liabilities of the Parent, Company and their respective subsidiaries (taken as a whole), since December 31, 1997.

(9) The representations and warranties in the SG Credit Facility shall be true and correct.

(10) No event shall have occurred which would constitute an Event of Default under the SG Credit Facility.

(11) The SG Credit Facility and all documentation with respect to the SG Credit Facility shall be satisfactory to the Agent, the Lenders and their counsel.

14. CERTAIN CONDITIONS TO THE PARENT'S AND OFFEROR'S OBLIGATIONS.

    Notwithstanding any other term of the Offer, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), or, subject to the terms and conditions of the Merger Agreement, amend the Offer as to any Shares not then accepted for payment, shall not be required to accept for payment or pay for any Shares, or may delay the acceptance for payment of Shares tendered, if (1) at the expiration of the Offer, the number of Shares validly tendered and not withdrawn, together with the Shares beneficially owned by Parent and its affiliates, shall not constitute at least 90% of the outstanding Shares or (2) at any time after December 2, 1998 and prior to the expiration date of the Offer, any of the following events shall occur:

    (a) (x) there shall be pending (or there shall have been entered any order or injunction in) any action or proceeding brought by any federal or state governmental, regulatory or administrative agency, authority or commission having jurisdiction, (y) there shall have been instituted or be pending any action or proceeding (other than actions or proceedings which do not have any basis in fact or a reasonable likelihood of success on the merits) in, or any order or injunction shall have been entered in any action or proceeding before, any court or arbitrator having jurisdiction, or (z) there shall have been enacted, promulgated, entered, enforced or deemed applicable to the Company or to the Offer or the Merger any statute, rule, regulation, judgment, or administrative interpretation, in each case which has or is reasonably likely to have the effect of (i) making illegal or otherwise restraining or prohibiting the Offer or the Merger or the acquisition by Parent or Offeror of any Shares; (ii) prohibiting or materially limiting the ownership or operation by Parent, Offeror or their respective affiliates of the Shares or any material portion of the Shares or business or assets of the Company or compelling Parent or Offeror to dispose of or hold separate all or any material portion of the Shares or the business or assets of the Company, in each case as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing material limitations on the ability of Parent or any of its affiliates to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by them on all matters properly presented to the stockholders of the Company; or (iv) preventing Parent or any of its affiliates from acquiring, or requiring divestiture by Parent or any of its affiliates of, any Shares; or

    (b) any Person, entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding Shares, provided that the directors of the Company on the date of the Merger Agreement shall not be deemed to constitute any such Person, entity, or "group" or the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Acquisition Proposal or similar business combination with the Company; or

    (c) the Company shall have breached or failed to comply with any of its obligations under the Merger Agreement (which breach, if curable, has not been cured within thirty (30) days following receipt of written notice thereof by Parent specifying in reasonable detail the basis of such alleged breach), or, without giving effect to any limitation based on "materiality" or "material adverse effect, "any representation or warranty of the Company contained in the Merger Agreement shall not have been true and correct when made or (except for representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the date of consummation of the Offer as though made on and as of such date, except in each case (i) for changes specifically permitted or contemplated by the Merger Agreement, or (ii) where the failure of any such representations and warranties to be true and correct or the failure of performance of or compliance with such obligations would not have a material adverse effect on the Company; or

    (d) the Merger Agreement shall have been terminated pursuant to its terms or amended pursuant to its terms to provide for such termination or amendment of the Offer; or

    (e) the Board of Directors of the Company shall have modified or amended in any manner adverse to Parent or Offeror or shall have withdrawn its recommendation of the Offer or the Merger, or recommended any Acquisition Proposal or shall have resolved to do any of the foregoing; or

    (f) any stock options issued by the Company will be exercisable after the Merger; or

    (g) the SG Cowen Commitment Letter shall have been terminated by SG or any of the Conditions to Effectiveness and to Initial Borrowing set forth in the Term Sheet accompanying the SG Cowen Commitment Letter and Section 13-"The Merger Agreement, The Stockholder Agreement and the SG Cowen Commitment Letter," shall fail to be satisfied or waived;

which, in the good faith judgement of Parent makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

    The foregoing conditions are for the sole benefit of Parent and Offeror and may be asserted or waived by Parent or Offeror in whole or in part at any time or from time to time in its reasonable discretion subject to the terms and conditions of the Merger Agreement. The failure of Parent or Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

    Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 14-"Certain Conditions to the Parent's and Offeror's Obligations" shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights under the Delaware GCL to dissent and/or demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. See Section 12-"Purpose of the Offer and the Merger; Plans for the Company."

    DELAWARE STATE TAKEOVER LAWS. Under the Delaware GCL, if the Offeror acquires less than 90% of each class of the understanding Shares, the Merger would require, among other things, the affirmative vote of the holders of at least a majority of all the outstanding Shares. If the Offeror acquires, pursuant to the Offer or otherwise, including pursuant to the Stockholder Agreements, voting power with respect to at least a majority of the outstanding Shares which would be the case if the Minimum Condition is satisfied, will have the voting power to effect the merger without the vote of any other stockholder, which it intends to do. The Delaware GCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if the Offeror acquires 90% or more of the outstanding Shares pursuant to the Offer and the Stockholder Agreements or otherwise, the Offeror could, and intends to, consummate the Merger without the approval of any other stockholders of the Company.

    In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

    Section 203 of the Delaware GCL prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including that prior to such date the Board of Directors of the Company approved either the business combination or the transaction which resulted in such person being an interested stockholder. As set forth below, the Company's Board of Directors has taken actions to make Delaware GCL Section 203 inapplicable to the Parent and the Offeror in connection with the Offer, the Merger and Stockholder Agreements.

    In the Merger Agreement, the Company represented that its Board of Directors has unanimously approved the Merger Agreement and the Stockholder Agreements and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Delaware GCL Section 203, such approval occurring prior to the time the Offeror became an "interested stockholder" as defined in Delaware GCL
Section 203, so that the provisions thereof are not applicable to such transactions.

    OTHER STATE TAKEOVER LAWS. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In EDGAR V. MITE CORP., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business

Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 14-"Certain Conditions to the Parent's and Offeror's Obligations."

16. FEES AND EXPENSES.

    Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

    SG Cowen Securities Corporation ("SG Cowen") is acting as the Dealer Manager in connection with the Offer. KCI has agreed to reimburse SG Cowen for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify SG Cowen and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. See also Section 13-"The Merger Agreement, the Stockholder Agreements and the SG Cowen Commitment Letter." In the ordinary course of business, SG Cowen and its affiliates may actively trade the debt and equity securities of KCI and the equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    The Offeror has retained D.F. King & Co., Inc., as Information Agent, and SunTrust Bank, Atlanta, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

17. MISCELLANEOUS.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Offeror and the Parent have filed with the Commission (i) a Schedule 14D-l, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer and (ii) a Schedule 13D, pursuant to Section 13(d)(1) of the Exchange Act. Such
Schedule 14D-l and Schedule 13D, and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8-"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                                           KCI ACQUISITION CORP.

December 9, 1998

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                KEY COMPONENTS, INC., THE PARENT AND THE OFFEROR

    The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of KCI, the Parent and the Offeror.

           NAME AND
       BUSINESS ADDRESS                   OFFICE              PRINCIPAL OCCUPATION OR EMPLOYMENT (PAST/PRESENT)
------------------------------  ---------------------------  ---------------------------------------------------
John S. Dyson.................  Chairman of the Board of     John S. Dyson has been Chairman of the Board of
c/o Millbrook Capital           Directors of KCI, the        Directors of KCI, the Parent, and the Offeror since
Management Inc.                 Parent and the Offeror       their inception. Since 1996, Mr. Dyson has been
Wing Road                                                    Chairman of the Board of Directors of Millbrook
RRT, Box 167D                                                Capital Management Inc. ("Millbrook"), a management
Millbrook, NY 12545                                          company providing executive level services to KCI
                                                             and its subsidiaries under a Management Agreement,
                                                             and he currently serves as Chairman of the Mayor of
                                                             the City of New York's Council of Economic
                                                             Advisors. From 1994 to 1996, Mr. Dyson served as
                                                             Deputy Mayor for Finance and Economic Development
                                                             for the City of New York. From 1982 to 1993 Mr.
                                                             Dyson was the Chairman of Dyson-Sinclair
                                                             Associates, a management company and the
                                                             predecessor of Millbrook. From 1976 to 1979, he
                                                             served as Commissioner of the New York State
                                                             Department of Commerce. Mr. Dyson was Vice Chair-
                                                             man of Dyson-Kissner-Moran Corporation from 1970 to
                                                             1975, at which time he was appointed to the
                                                             position of Commissioner of the New York State
                                                             Department of Agriculture.

Clay B. Lifflander............  President and Director of    Clay B. Lifflander has been the President and a
c/o Millbrook Capital           KCI, the Parent and the      Director of KCI, the Parent and the Offeror since
Management Inc.                 Offeror                      their inception. Mr. Lifflander has been President
Carnegie Hall Tower                                          of Millbrook since 1995, and from 1994 to 1995, Mr.
152 W. 57th Street                                           Lifflander was President of the New York City
New York, NY 10019                                           Economic Development Corporation. Previously, Mr.
                                                             Lifflander was Managing Director in the Mergers and
                                                             Acquisitions Group at Smith Barney Inc., where he
                                                             worked from 1984 to 1994.

           NAME AND
       BUSINESS ADDRESS                   OFFICE              PRINCIPAL OCCUPATION OR EMPLOYMENT (PAST/PRESENT)
------------------------------  ---------------------------  ---------------------------------------------------
Alan L. Rivera................  Vice President, Secretary    Alan L. Rivera has been the Vice President,
c/o Millbrook Capital           and Director of KCI, the     Secretary and a Director of KCI, the Parent and the
Management Inc.                 Parent and the Offeror       Offeror since their inception. Since September
Carnegie Hall Tower                                          1996, Mr. Rivera has also been employed by
152 W. 57th Street                                           Millbrook, where he serves as Chief Financial
New York, NY 10019                                           Officer and General Counsel. From 1994 to 1996, Mr.
                                                             Rivera served as Executive Vice President of
                                                             Finance and Administration and General Counsel of
                                                             the New York City Economic Development Corporation.
                                                             From 1990 to 1994, Mr. Rivera was an attorney with
                                                             the New York City law firm of Townley & Updike,
                                                             specializing in corporate finance matters, and from
                                                             1987 to 1990, Mr. Rivera was an attorney with
                                                             Mudge, Rose, Guthrie, Alexander and Ferdon,
                                                             specializing in public finance matters.

David H. Bova.................  Vice President--Devel-       David H. Bova has been the Vice President--
c/o Millbrook Capital           opment and Director of KCI,  Development and a Director of KCI, the Parent, and
Management Inc.                 the Parent and the Offeror   the Offeror since their inception. He has also
Wing Road                                                    served as President of Millbrook Vineyards Winery,
RRT, Box 167D                                                Inc., and Pebble Ridge Vineyards, Inc. since 1994
Millbrook, NY 12545                                          and 1992, respectively, and he has been Vice
                                                             President--Development of Millbrook since 1995.

George M. Scherer.............  Vice President--Manu-        George M. Scherer has been the Vice Presi-
c/o B.W. Elliott Manufac-       facturing and Director of    dent--Manufacturing and Director of KCI, the
turing Co., Inc.                KCI, the Parent, and the     Parent, and the Offeror since their inception. Mr.
11 Beckwith Avenue              Offeror                      Scherer has been with B.W. Elliott Manufacturing
Binghamton, NY 13902                                         Co., Inc. ("Elliott") since 1978 when he began as
                                                             Engineering Manager. He has served as the President
                                                             and a Director of Elliott since 1982. Prior to
                                                             joining Elliott, Mr. Scherer was a product
                                                             application engineer for Stow Manufacturing
                                                             Company, Inc. in Binghamton, NY from 1975 to 1978.
                                                             Prior to his position at Stow Manufacturing
                                                             Company, Inc., Mr. Scherer was a plant engineer at
                                                             GAF Corporation in Binghamton, NY from 1973 to
                                                             1975.

James D. Wilcox...............  Chief Financial Officer and  James D. Wilcox joined KCI and its subsidiaries as
c/o Hudson Lock, Inc.           Vice President of KCI, the   Chief Financial Officer in April 1998. Before
81 Apsley Street                Parent, and the Offeror      joining KCI, Mr. Wilcox had, since 1992, been the
Hudson, MA 01749                                             Chief Financial Officer of Systems Engineering and
                                                             Manufacturing Corp., an international manufacturer
                                                             of automated capital equipment. From 1990 to 1992,
                                                             Mr. Wilcox was the Vice President--Finance and
                                                             Administration of Docktor Pet Holdings, Ltd., a
                                                             national chain of specialty retail and franchised
                                                             stores and a subsidiary of publicly held company.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                             SUNTRUST BANK, ATLANTA

                  BY MAIL:                            BY HAND AND OVERNIGHT COURIER:

           SunTrust Bank, Atlanta                         SunTrust Bank, Atlanta
                P.O. Box 4625                               25 Edgewood Avenue
           Atlanta, GA 30302-4625                                Room 225
                                                             Atlanta, GA 30303

                           BY FACSIMILE TRANSMISSION:

                                 (404) 865-5371

                             CONFIRM BY TELEPHONE:

                                 (404) 588-7819

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Offeror's expense. A stockholder may also contact its broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 269-5500
                    ALL OTHERS CALL TOLL FREE (800) 848-3094

                      THE DEALER MANAGER FOR THE OFFER IS:

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                          1221 AVENUE OF THE AMERICAS
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